For immediate release

Endeavour announces sale
of Norwegian subsidiary

Houston, April 2, 2009 – Endeavour International Corporation (NYSE-Alt: END) (LSE: ENDV) today announced that it has signed a definitive agreement to divest its Norwegian subsidiary, Endeavour Energy Norge AS (“EEN”), to Verbundnetz Gas AG (“VNG”) for cash consideration of USD $150 million. The transaction is subject to certain government approvals and regulatory compliance processes that are expected to be completed within 60 days.

“We believe the sale of EEN is in the best interest of Endeavour and its stockholders as it gives the company the financial flexibility and strength to capitalize on its drilling success in the United Kingdom and to actively pursue its growth strategy of shorter-cycle, lower-cost opportunities in the United States,” said William L. Transier, chairman and chief executive officer. “In a short period of time, we built a high-quality technical and commercial team which has developed an investment portfolio that firmly positions EEN for future growth. We are pleased that VNG recognizes this talent base and will use it as a foundation for its upstream business in Norway.”

The decision to enter the transaction represents a strategic shift for the company that recognizes the following factors:

•	The significant disparity between asset values, particularly for oil and gas reserves in the North Sea, and equity values – The pending sale demonstrates the implied shareholder value underlying the company’s remaining asset portfolio.

•	The production potential of its three major United Kingdom field developments – The transaction provides the capital to aggressively move the company’s Rochelle, Cygnus and Columbus fields to first production. Collectively, these projects will increase post-divestment production levels by 2011 to more than 20,000 barrels of oil equivalent per day.

•	The financial flexibility and strength to pursue longer-term growth strategies – The proceeds from the sale substantially reduce net debt and enhance financial flexibility which will ensure that the company’s capital structure remains balanced and manageable. After the transaction, Endeavour will have net debt of approximately $50 million.

•	The new focus on the development of a portfolio of assets in the United Kingdom and the United States – The sale will allow the reallocation of capital resources to near-term development projects in the United Kingdom complemented by lower cost growth opportunities being created in the U.S.

Endeavour will host a conference call and web cast at 9 a.m. Central Daylight Time and 3 p.m. London Time on Thursday, April 2, 2009 to discuss the company’s future strategy and revised guidance for 2009. To participate in the conference call, dial the local country telephone number and the confirmation code 9378604. The toll-free numbers are 888-708-5692 in the United States, 0 800 051 7166 in the United Kingdom, and 800 191 83 in Norway. Other international callers should dial 913-312-0962 (tolls apply). To listen only to the live audio webcast, access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Daylight Time on April 2 through 12:00 p.m. Central Daylight Time on April 9 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 9378604.

Guidance for Year 2009

The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2009.

Estimated Average Production (A) Daily Production (boepd)	4,000	to	5,000
Differentials (B)
Oil ($/bbl)	$(5.50)	to	$(6.50)
Gas ($/mcf)	$(0.10)	to	$(0.20)
Gas Percentage of Total	50%	to	55%
Lease operating expense (per barrel)	$9.50	to	$12.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

For further information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207-451-2364 713-307-8788

Canaccord Adams – United Kingdom Broker
Jeffrey Auld + 44 (0) 207 050 6500

Pelham Public Relations – UK Media
Philip Dennis	+44 (0) 207 743 6363

Henry Lerwill            +44 (0) 203 178 6242